                                                                    EXHIBIT 12.1

                          JOHN Q. HAMMONS HOTELS, INC.
                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                (000's omitted)

                                             1994        1995        1996       1997        1998
                                             ----        ----        ----       ----        ----
HISTORICAL EARNINGS:
Net income before extraordinary item        $15,386     $18,729     $18,524     $ 8,79     $   338
Add:
Interest, amortization or deferred
financing fees and other fixed
charges (excluding interest
capitalized)                                 33,308      28,904      36,337      45,08      58,257
                                            -------     -------     -------     ------     -------
   Historical earnings                      $48,694     $47,633     $54,861     $53,87     $58,595
                                            =======     =======     =======     ======     =======

FIXED CHARGES:
Interest expense and
 amortization of deferred
 financing fees                             $32,932     $28,447     $35,620     $44,32     $57,286
Interest capitalized                            957       5,270       7,162      10,25       6,163
Interest element of rentals                     376         457         717         76         971
                                            -------     -------     -------     ------     -------
   Fixed charges                            $34,265     $34,174     $43,499     $55,34     $64,420
                                            -------     -------     -------     ------     -------
RATIO OF EARNINGS TO FIXED CHARGES (A)         1.42        1.39        1.26       0.97        0.91
                                            =======     =======     =======     ======     =======

(A) In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized) and the estimated interest portion of rents (deemed to be one-third of rental expense).